Exhibit 99.1

Essential Properties Realty Trust, Inc. Elects Anthony K. Dobkin to Board of Directors

Company Release—9/3/2019

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT), an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses, today announced that the Board of Directors has elected Anthony K. Dobkin to serve on the company’s Board of Directors. Mr. Dobkin takes one of the board seats vacated by Anthony D. Minella and Todd J. Gilbert, of Eldridge Industries, LLC, who resigned from the company’s Board on September 3, 2019, following the sale by affiliates of Eldridge Industries of their entire ownership interest in Essential Properties Realty Trust, Inc. in July of 2019. Mr. Dobkin will also serve on the company’s Audit Committee. With Mr. Dobkin’s election, five of the company’s six board members are independent. The Board has begun a search process to identify another qualified individual to fill the remaining vacancy created by the resignations.

“On behalf of Chairman Paul Bossidy and the rest of our Board, I am pleased to welcome Mr. Dobkin to Essential Properties’ Board of Directors,” said Peter M. Mavoides, Essential Properties’ President and Chief Executive Officer. “Anthony’s experience as a real estate investor is extensive, and he will bring a valuable perspective to our Board. His knowledge of our investor base and the real estate industry will be instrumental in the ongoing development of our business. Anthony joins a board comprised of highly engaged and talented directors with diverse, relevant backgrounds and a shared commitment to strong corporate governance.”

“We would also like to thank our two Eldridge Industries Board members, Anthony D. Minella and Todd J. Gilbert, for all of their contributions,” Mr. Mavoides continued. “We are grateful to them and to the entire Eldridge organization, as our founding institutional stockholder, for their part in our success.”

Anthony K. Dobkin is a private investor and a consultant to REITs and asset managers. From 2012 to 2017, Mr. Dobkin was an Analyst and Portfolio Manager at Surveyor Capital, investing in REITs and real estate related companies. From 2005 to 2012 he was an Analyst and Principal at Wesley Capital Management LLC, a long/short investment management firm focused on real estate securities. Prior to Wesley Capital, Mr. Dobkin worked at Vornado Realty Trust in its acquisitions and capital markets groups and at Credit Suisse First Boston in its real estate investment banking group. Since January 11, 2019, Mr. Dobkin has provided periodic consulting services to the Board and the company’s management upon request regarding business, financial and operational matters pursuant to a consulting agreement that was terminated on September 3, 2019. Mr. Dobkin received his B.S. in Economics, cum laude, from the Wharton School at the University of Pennsylvania in 2001.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of June 30, 2019, Essential Properties had a portfolio of 789 freestanding net lease properties with a weighted average lease term of 14.5 years and a weighted average rent coverage ratio of 2.9x. As of the same date, Essential Properties’ portfolio was 100% leased to 184 tenants operating 219 different concepts in 16 distinct industries across 45 states. Additional information about Essential Properties can be found on its website at www.essentialproperties.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “expect” and “will,” or the negative of these words, or similar words or phrases that are predictions of or indicate future events and that do not relate solely to historical matters, are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise. Essential Properties does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect Essential Properties’ good faith beliefs, they are not guarantees of future performance. Essential Properties undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.

Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained from time to time in Essential Properties’ SEC filings. Copies of each filing may be obtained from Essential Properties or the SEC. Such forward-looking statements should be regarded solely as reflections of Essential Properties’ current plans and estimates. Actual results may differ materially from what is expressed or forecast in this press release. These forward-looking statements speak only as of the date of this press release and should not be relied upon as predictions of future events. Essential Properties expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in Essential Properties’ expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

investors@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.